Exhibit 99.1

GSV Capital Provides Update on Portfolio Company Developments

Woodside, CA – October 3, 2013 (GLOBE NEWSWIRE) – GSV Capital Corp., “GSV”, (NASDAQ: GSVC) today provided an update on news and developments from selected companies within its investment portfolio of 45 primarily venture-backed businesses. GSV Capital investment data provided is reported as of June 30, 2013.

Michael Moe, GSV's founder and Chief Executive Officer, stated, “There are a number of exciting catalysts behind the companies in our portfolio, and we are proud to be invested in what we believe are among the most dynamic VC-backed growth businesses in the world. The companies in our portfolio are driving powerful technological, commercial and social forces in today’s growth economy.”

At present, there are two companies within GSV’s portfolio that have announced plans to go public:

▪	Twitter, Inc., fair value of GSV Capital investment of $37.6 million, 15.1% of net assets
▪	Chegg, Inc., fair value of GSV investment of $14.0 million, 5.6% of net assets

In addition, Control4 Corporation (Nasdaq: CTRL) , fair value of GSV Capital investment of $7.5 million, 3.0% of net assets, and Violin Memory, Inc. (NYSE: VMEM), fair value of GSV Capital investment of $14.4 million, 5.8% of net assets, completed IPOs and began trading on August 2 and September 27, 2013, respectively.

Selected Portfolio Company Developments by Growth Investment Theme

GSV Capital’s net assets totaled $248.6 million or $12.87 per share at June 30, 2013. The percentages of net assets by growth investment theme shown below reflect portfolio holdings; the balance of 1.8% of net asset value represents primarily cash holdings.

Education Technology, 33.0% of net assets as of June 30, 2013

▪	2U, Inc.: 2U, an online education provider, announced it has partnered with University of California, Berkeley to launch the nation’s first fully online masters program for data scientists. Graduates of the program will receive a Masters degree in Information and Data Sciences from UC Berkeley. Other investors in 2U include Redpoint Ventures, Highland Capital Partners, and Bessemer Venture Partners.

▪	Coursera, Inc.: Coursera, pioneer and leader of the emerging MOOCs (massive open online courses) trend, announced that Lila Ibrahim, formerly of Kleiner Perkins Caufield & Byers, will assume the role of president. Coursera recently reached 25,000 signups and $1 million in revenue for its newly launched Signature Track. The company reached over three million monthly active users in its first year and now offers more than 400 courses through 84 of the world’s leading universities. Other investors in Coursera include Kleiner Perkins Caufield & Byers, New Enterprise Associates (NEA), the World Bank, and Yuri Milner.

GSV Capital Corp.

▪	Learnist Inc., (f/k/a Grockit, Inc.): Internet-based social learning platform Learnist reached the one million user milestone. Often recognized as the “Pinterest for education,” Learnist was launched in May 2012 to encourage people to learn from and teach each other about a wide range of academic and casual learning topics. Additionally, Grockit recently sold its test prep technology to Kaplan, which will provide it additional capital to fuel the Learnist business. Learnist is backed by Benchmark Capital, Discovery Communications, Mark Pincus, and Reid Hoffman, among others.

Cloud and Big Data, 25.0% of net assets as of June 30, 2013

▪	Dropbox, Inc.: Cloud-based storage provider Dropbox has expanded to over 200 million users, up from 100 million in November 2012. The milestone was announced by CEO Drew Houston at the TechCrunch Disrupt 2013 conference in San Francisco. Dropbox investors include Sequoia Capital, Benchmark Capital, Greylock Partners, Institutional Venture Partners (IVP), and Accel.

▪	SugarCRM, Inc.: CRM software platform company SugarCRM raised $40 million in a private equity round from Goldman Sachs. Capital raised to date by SugarCRM totals approximately $83 million from NEA, Draper Fisher Jurvetson, and others.

Social/Mobile, 22.2% of net assets as of June 30, 2013

▪	Ozy Media, Inc.: Led by former MSNBC Anchor Carlos Watson, next generation media brand OZY has officially launched with financial backing from Laurene Powell Jobs, David Drummond, Dan Rosensweig and Ron Conway, in addition to GSV Capital. Ozy Media aspires to become the voice of the "change generation," a subset of 20-, 30- and 40-somethings that are driving the unexpected and the unconventional to great heights.

▪	Twitter, Inc.: Twitter agreed to acquire mobile-focused advertising exchange MoPub Inc. in a stock transaction valued at approximately $350 million. Twitter’s largest investors include Kleiner Perkins Caufield & Byers, JP Morgan, DST Global, Morgan Stanley, and IVP.

Green Technology, 11.1% of net assets as of June 30, 2013

▪	Bloom Energy Corporation: SoftBank is forming a joint venture with fuel cell technology provider Bloom Energy to bring the company’s Energy Servers to Japan, its first overseas market. Bloom also announced a new leasing program with Bank of America Merrill Lynch for business customers to finance its clean energy projects. The company’s investors include Kleiner Perkins Caufield & Byers, DAG Ventures, and NEA.

Internet Commerce, 6.9% of net assets as of June 30, 2013

▪	Gilt Groupe, Inc.: Luxury flash sales destination Gilt announced the appointment of Tracey Weber as its new Chief Operating Officer. Ms. Weber is the former managing director of Citibank’s North America Internet and mobile and global product. Gilt Groupe also recently debuted a user-specific personalization feature that presents the best daily options for shoppers based on factors such as purchase history, geographic location, and browsing behavior. Gilt Groupe investors include SoftBank, Goldman Sachs, and NEA.

GSV Capital Corp.

Recent Convertible Notes Offering

In addition to selected portfolio developments, GSV Capital also commented on its completion of a $69 million 5.25% Convertible Senior Notes offering on September 17, 2013, including the full exercise of the over-allotment option.  Regarding the offering, Mr. Moe said, “We were thrilled to have the opportunity to diversify our capital structure and add more institutions to our investor base.  We believe that the terms we were able to secure, as well as the underwriter's exercise of their over-allotment option, represent further market affirmation of GSV Capital's value proposition and potential.   And, of course, we are delighted to have the additional resources to be able to continue executing on our strategy of investing in high-growth, venture-backed, private companies.”

About GSV Capital Corp.

GSV Capital Corp. (NASDAQ: GSVC) is a publicly traded investment fund that seeks to invest in high-growth, venture-backed private companies. Led by industry veteran Michael Moe, the fund's objective is to create a portfolio of high-growth, emerging private companies via a repeatable and disciplined investment process. GSV Capital provides investors with access to such companies through its publicly traded common stock. The company is headquartered in Woodside, CA.

The GSV Capital Corp. logo is available at
http://www.globenewswire.com/newsroom/prs/?pkgid=12750

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements," which relate to future events or our future performance or financial condition. These statements are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in our filings with the Securities and Exchange Commission. GSV Capital Corp. undertakes no duty to update any forward-looking statements made herein.

Contact

Financial Profiles, Inc.

Tricia Ross, 916-939-7285

Kristen McNally, 206-623-2233

gsv@finprofiles.com